CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$34,945,603.20	$4,500.99

Pricing supplement no. 2388 To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 33-II dated April 7, 2014	Registration Statement No. 333-177923 Dated April 23, 2014 Rule 424(b)(2)

$34,945,603.20 8.00% per annum Equity Linked Notes due April 30, 2015 Linked to the Common Stock of Mylan Inc.

General

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The notes are designed for investors who seek a higher interest rate than the yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in appreciation in the Reference Stock if the Final Share Price is less than the Call Strike Price, be willing to accept the risks of exposure to equities in general and the common stock of Mylan Inc., in particular, and be willing to lose some of their principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—

The notes will pay 8.00% per annum interest over the term of the notes. However, the notes do not guarantee the full return of the principal amount of your notes at maturity. Instead, the payment at maturity will be based on the Final Share Price of the Reference Stock as described below.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing April 30, 2015†
—	Minimum denominations equal to the Principal Amount and integral multiples thereof
—	The notes priced on April 23, 2014 and are expected to settle on or about April 30, 2014.

Key Terms

Reference Stock:	The common stock, par value $0.50 per share, of Mylan Inc. (Bloomberg ticker: MYL). We refer to Mylan Inc. as the “Reference Stock Issuer.” For more information on the Reference Stock, see “The Reference Stock” herein.
Interest Rate:	8.00% per annum, paid monthly and calculated on a 30/360 basis
Interest Payment Dates:	Interest on the notes will be payable monthly in arrears on the final calendar day of each month, except for the final interest payment, which will be payable on the maturity date (each such day, an “Interest Payment Date”), commencing May 31, 2014. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.
Payment at Maturity:

Your payment at maturity per note will be equal to:

—   If the Final Share Price is less than or equal to the Lower Put Strike Price: Downside Participation × Lower Put Strike Price

—   If the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price: Downside Participation × Final Share Price

—   If the Final Share Price is greater than or equal to the Upper Put Strike Price and less than the Call Strike Price: the Principal Amount

—   If the Final Share Price is greater than or equal to the Call Strike Price:

[Upside Participation × (Final Share Price – Call Strike Price)] + Principal Amount

We will, at our option, elect cash or physical delivery of the payment at maturity.

If the Final Share Price is less than the Upper Put Strike Price, you will lose up to approximately 25.764% of the principal amount of your notes at maturity.

Physical Delivery Amount:	If we elect physical delivery of the payment at maturity, you will receive, in lieu of cash, the Physical Delivery Amount, which is equal to a number of shares of the Reference Stock equal to the amount calculated in accordance with the Payment at Maturity section above divided by the Final Share Price. Any fractional shares will be paid in cash.
Principal Amount:	For each note, $50.112, which is equal to the Initial Strike Price
Initial Strike Price:	Set equal to $50.112, as determined on the pricing date in the sole discretion of the calculation agent. The Initial Strike Price is not the regular official weekday closing price of one share of the Reference Stock on the pricing date. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Strike Price, that might affect the value of your notes.
Final Share Price:	The closing price of one share of the Reference Stock on the Observation Date. The Final Share Price will be adjusted to reflect, among other things, any Ordinary Dividend that is higher or lower than the Base Dividend. See “Description of Notes — Payment at Maturity,” “General Terms of Notes — Anti-Dilution Adjustments” and “General Terms of Notes — Reorganization Events.”
Ordinary Dividend:	The regular quarterly cash dividend per one share of the Reference Stock paid by the Reference Stock Issuer
Base Dividend:	From the Settlement Date to the Observation Date, $0 per quarter per share of the Reference Stock. The Base Dividend is used to calculate any dividend adjustments for ordinary dividends. See “General Terms of Notes — Anti-Dilution Adjustments — Ordinary Dividends” in the accompanying product supplement no. 33-II for further information.
Stock Adjustment Factor:	Set equal to 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 33-II for further information.
Lower Put Strike Price:	$42.59520, which is equal to 85% of the Initial Strike Price
Upper Put Strike Price:	$57.37824, which is equal to 114.50% (the “Upper Put Strike Percentage”) of the Initial Strike Price
Call Strike Price:	$59.11713, which is equal to 117.97% of the Initial Strike Price
Downside Participation:	87.33624%, which is equal to 1/Upper Put Strike Percentage
Upside Participation:	65%
Original Issue Date (Settlement Date):	On or about April 30, 2014
Observation Date†:	April 23, 2015
Maturity Date†:	April 30, 2015
CUSIP:	48127F558
†

Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 33-II

Investing in the Equity Linked Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 33-II and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$50.112	$—	$50.112
Total	$34,945,603.20	$—	$34,945,603.20
(1)	See Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will not receive selling commissions for the notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-38 of the accompanying product supplement no. 33-II.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $49.44 per note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

April 23, 2014

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 33-II dated April 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 33-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 33-II dated April 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000095010314002515/crt_dp45461-424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Equity Linked Notes Linked to the Common Stock of Mylan Inc.	PS-1

Selected Purchase Considerations

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POTENTIAL PARTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risk of JPMorgan Chase & Co., you will receive at least a portion of the Principal Amount per note if you hold the notes to maturity, regardless of the performance of the Reference Stock. The minimum payment at maturity per note is $37.2010 (approximately 74.236% of the Principal Amount). Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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LIMITED APPRECIATION POTENTIAL — The payment on the notes at maturity will exceed the Principal Amount per note if the Final Share Price is greater than the Call Strike Price, which is 117.97% of the Initial Strike Price. Under these circumstances, at maturity, for each note, you will receive a payment equal to the sum of (a) the Upside Participation multiplied by the difference between the Final Share Price and the Call Strike Price and (b) the Principal Amount. We will, at our election, elect cash or physical delivery of the payment at maturity.

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MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this pricing supplement. Interest on the notes will be payable monthly in arrears on the final calendar day of each month, except for the final interest payment, which will be payable on the maturity date (each such day, an “Interest Payment Date”), commencing May 31, 2014, to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly Interest Payment Date for May 2014 is May 31, 2014, but because that day is not a business day, payment of interest with respect to that Interest Payment Date will be made on June 2, 2014, the next succeeding business day.

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TAX TREATMENT — In determining our reporting responsibilities, we intend to treat the notes as “short-term obligations” for U.S. federal income tax purposes, as described in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 33-II. No statutory, judicial or administrative authority directly addresses the characterization of the notes (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the notes. Significant aspects of the tax treatment of an investment in the notes are uncertain. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 33-II and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 33-II dated April 7, 2014.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee the full return of the principal amount of your notes at maturity. The return on the notes at maturity is linked to the performance of the Reference Stock relative to the Lower Put Strike Price, the Upper Put Strike Price and the Call Strike Price. Furthermore, the Final Share Price must be greater than the Initial Strike Price by at least 14.50% for you to receive at least 100% of the Principal Amount per note at maturity. You will receive no more than $37.2010 (approximately 74.236% of the Principal Amount per note) at maturity if the Final Share Price is less than or equal to the Lower Put Strike Price, and you will not receive the full principal amount of your notes at maturity if the Final Share Price is less than the Upper Put Strike Price. We cannot guarantee that the interest you will receive over the term of the notes will be sufficient to offset any loss you may incur at maturity.

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THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED — The notes do not provide the ability to participate in any upside appreciation of the Reference Stock unless the Final Share Price is greater than the Call Strike Price, which is 117.97% of the Initial Strike Price. In addition, your ability to participate in the full difference between the Final Share Price and the Call Strike Price will be limited by the Upside Participation. Because the Upside Participation is 65%, you will only participate in 65% of any appreciation in the Final Share Price above the Call Strike Price.

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YOU WILL LOSE PART OF THE PRINCIPAL AMOUNT OF YOUR NOTES IF THE FINAL SHARE PRICE OF THE REFERENCE STOCK DOES NOT EQUAL OR EXCEED THE UPPER PUT STRIKE PRICE — If the Final Share Price is less than the Upper Put Strike Price, your payment at maturity will be less than the Principal Amount per note. The minimum payment at maturity you will receive for each note held to maturity will be $37.2010 (approximately 74.236% of the Principal Amount). You will incur a loss of principal if the Final Share Price is less than the Upper Put Strike Price.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

JPMorgan Structured Investments — Equity Linked Notes Linked to the Common Stock of Mylan Inc.	PS-2

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 33-II for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock Issuer, including extending loans to, or making equity investments in, the Reference Stock Issuer or providing advisory services to the Reference Stock Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock Issuer and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

The Initial Strike Price is a price determined on the pricing date in the sole discretion of the calculation agent. Although the calculation agent has made all determinations and has taken all actions in relation to establishing the Initial Strike Price in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Strike Price, that might affect the value of your notes.

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JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

JPMorgan Structured Investments — Equity Linked Notes Linked to the Common Stock of Mylan Inc.	PS-3

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from projected hedging profits, if any, estimated hedging costs and the closing price of one share of the Reference Stock, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	whether the Reference Stock closes above, equal to or below the Lower Put Strike Price, the Upper Put Strike Price or the Call Strike Price;
—	the actual and expected volatility in the closing price of one share of the Reference Stock;
—	the time to maturity of the notes;
—	the dividend rate on the Reference Stock;
—	interest and yield rates in the market generally;
—	the occurrence of certain events affecting the Reference Stock Issuer that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, one of our affiliates is expected to provide an indicative value, if requested, for the notes directly to the initial investor of the notes. This value may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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YOUR PAYMENT AT MATURITY MAY BE LESS THAN THE PRINCIPAL AMOUNT OF YOUR NOTES, EVEN IF THE FINAL SHARE PRICE IS GREATER THAN THE INITIAL STRIKE PRICE — Even if the Final Share Price is greater than the Initial Strike Price, if the Final Share Price is less than the Upper Put Strike Price, your payment at maturity per note will be less than the Principal Amount. Under these circumstances, your payment at maturity will be equal to the product of the Downside Participation and either (a) the Lower Put Strike Price (if the Final Share Price is less than or equal to the Lower Put Strike Price) or (b) the Final Share Price.

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YOUR PAYMENT AT MATURITY WILL BE DETERMINED ON THE OBSERVATION DATE AND WILL NOT BE ADJUSTED FOR ANY CHANGES IN THE CLOSING PRICE OF ONE SHARE OF THE REFERENCE STOCK THAT MAY OCCUR BETWEEN THE OBSERVATION DATE AND THE MATURITY DATE — We will elect whether to pay the payment at maturity in cash or in shares of the Reference Stock, with any fractional shares paid in cash. The amount of cash or the number of shares of the Reference Stock that you will receive, will be determined on the Observation Date and will not be adjusted for any changes that may occur in the closing price of one share of the Reference Stock between the Observation Date and the maturity date.

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NO OWNERSHIP RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

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NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We have not independently verified any of the information about the Reference Stock Issuer contained in this pricing supplement. You should make your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

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SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and the Reference Stock Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

JPMorgan Structured Investments — Equity Linked Notes Linked to the Common Stock of Mylan Inc.	PS-4

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THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — No statutory, judicial or administrative authority directly addresses the treatment of notes (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the notes. As a result, significant aspects of the tax treatment of an investment in the notes are uncertain. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 33-II and consult your tax adviser regarding your particular circumstances.

JPMorgan Structured Investments — Equity Linked Notes Linked to the Common Stock of Mylan Inc.	PS-5

What Are the Total Return and Payment at Maturity on the Notes, Assuming a Range of Performances for the Reference Stock?

The following table and examples illustrate the hypothetical total return and payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per note to the Principal Amount. Each hypothetical total return or hypothetical payment at maturity set forth below reflects the Initial Strike Price and Principal Amount of $50.112, the Lower Put Strike Price of $42.59520 (equal to 85% of the Initial Strike Price), the Upper Put Strike Price of $57.37824 (equal to 114.50% of the Initial Strike Price), the Call Strike Price of $59.11713 (equal to 117.97% of the Initial Strike Price), the Downside Participation of 87.33624% (equal to 1/the Upper Put Strike Percentage of 114.50%) and the Upside Participation of 65%. Each hypothetical total return or hypothetical payment at maturity set forth below does not reflect any interest payment. Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Share Price	Percentage Change in Final Share Price Relative to Initial Strike Price	Total Return	Payment at Maturity*
$90.20160	80.00%	40.320%	$70.3169
$82.68480	65.00%	30.570%	$65.4310
$75.16800	50.00%	20.820%	$60.5451
$70.15680	40.00%	14.320%	$57.2878
$65.14560	30.00%	7.820%	$54.0305
$60.13440	20.00%	1.319%	$50.7732
$59.11713	17.97%	0.000%	$50.1120
$57.62880	15.00%	0.000%	$50.1120
$57.37824	14.50%	0.000%	$50.1120
$55.12320	10.00%	-3.930%	$48.1425
$52.61760	5.00%	-8.297%	$45.9542
$50.11200	0.00%	-12.664%	$43.7659
$47.60640	-5.00%	-17.031%	$41.5776
$45.10080	-10.00%	-21.397%	$39.3893
$42.59520	-15.00%	-25.764%	$37.2010
$40.08960	-20.00%	-25.764%	$37.2010
$35.07840	-30.00%	-25.764%	$37.2010
$30.06720	-40.00%	-25.764%	$37.2010
$25.05600	-50.00%	-25.764%	$37.2010
$20.04480	-60.00%	-25.764%	$37.2010
$15.03360	-70.00%	-25.764%	$37.2010
$10.02240	-80.00%	-25.764%	$37.2010
$5.01120	-90.00%	-25.764%	$37.2010
$0.00000	-100.00%	-25.764%	$37.2010

*	You will be entitled to receive at maturity any accrued and unpaid interest in cash, in addition to the payment at maturity referred to above, paid, at our election, in cash or in shares of the Reference Stock. Any fractional shares will be paid in cash.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity (excluding the interest payments) in different hypothetical scenarios is calculated.

Example 1: The Final Share Price is $25.056, a decrease of 50% from the Initial Strike Price.

Because the Final Share Price is less than the Lower Put Strike Price, the investor receives a payment at maturity of $37.2010 per note (which is less than the Principal Amount), calculated as follows:

Payment at Maturity = Downside Participation × Lower Put Strike Price

Payment at Maturity = 87.33624% × $42.5952

Payment at Maturity = $37.2010

Example 2: The Final Share Price is $47.6064, a decrease of 5% from the Initial Strike Price.

Because the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price, the investor receives a payment at maturity of $41.5776 per note (which is less than the Principal Amount), calculated as follows:

Payment at Maturity = Downside Participation × Final Share Price

Payment at Maturity = 87.33624% × $47.6064

Payment at Maturity = $41.5776

Example 3: The Final Share Price is equal to the Initial Strike Price of $50.112. Because the Final Share Price is equal to the Initial Strike Price and therefore greater than the Lower Put Strike Price and less than the Upper Put

JPMorgan Structured Investments — Equity Linked Notes Linked to the Common Stock of Mylan Inc.	PS-6

Strike Price, the investor receives a payment at maturity of $43.7659 per note (which is less than the Principal Amount), calculated as follows:

Payment at Maturity = Downside Participation × Final Share Price

Payment at Maturity = 87.33624% × $50.112

Payment at Maturity = $43.7659

Example 4: The Final Share Price is $52.6176, an increase of 5% from the Initial Strike Price. Because the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price, the investor receives a payment at maturity of $45.9542 per note (which is less than the Principal Amount), calculated as follows:

Payment at Maturity = Downside Participation × Final Share Price

Payment at Maturity = 87.33624% × $52.6176

Payment at Maturity = $45.9542

Example 5: The Final Share Price is $57.6288, an increase of 15% from the Initial Strike Price. Because the Final Share Price is greater than the Upper Put Strike Price and less than the Call Strike Price, the investor receives a payment at maturity of the Principal Amount of $50.112 per note.

Example 6: The Final Share Price is $60.1344, an increase of 20% from the Initial Strike Price. Because the Final Share Price is greater than the Call Strike Price, the investor receives a payment at maturity of $50.7732 per note, calculated as follows:

Payment at Maturity = [Upside Participation × (Final Share Price – Call Strike Price)] + Principal Amount

Payment at Maturity = [65% × ($60.1344 – $59.11713)] + $50.112

Payment at Maturity = $50.7732

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Equity Linked Notes Linked to the Common Stock of Mylan Inc.	PS-7

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on the Reference Stock Issuer is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, the Reference Stock Issuer is a global pharmaceutical company that develops, licenses, manufactures, markets and distributes generic, branded generic and specialty pharmaceuticals. The common stock of the Reference Stock Issuer, par value $0.50 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of the Reference Stock Issuer in the accompanying product supplement no. 33-II. Information provided to or filed with the SEC by the Reference Stock Issuer pursuant to the Exchange Act can be located by reference to SEC file number 001-09114, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing prices (in U.S. dollars) of one share of the Reference Stock from January 2, 2009 through April 17, 2014. The closing price of one share of the Reference Stock on April 23, 2013 was $50.28. The U.S. equity markets were closed on April 18, 2014 in observance of Good Friday. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on the Observation Date. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that the Reference Stock Issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMorgan Structured Investments — Equity Linked Notes Linked to the Common Stock of Mylan Inc.	PS-8

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Total Return and Payment at Maturity on the Notes, Assuming a Range of Performances for the Reference Stock?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for illustrations of the risk-return profile of the notes and “The Reference Stock” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this pricing supplement, which will be the fifth business day following the pricing date of the notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Reopening Issuances

We may, at our sole discretion, “reopen” the notes based on market conditions at that time. These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. The price of any additional offering will be determined at the time of pricing of that offering. We have no obligation to take your interests into account when deciding to issue additional notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments — Equity Linked Notes Linked to the Common Stock of Mylan Inc.	PS-9